Exhibit 10.16

Description of Change in Treatment of Employer National Insurance

with Respect to Stock Option Awards

The Company’s option awards under the Virgin Media Inc. 2006 Stock Incentive Plan and the Amended & Restated Virgin Media 2004 Stock Incentive Plan are subject to United Kingdom employer and employee national insurance contributions (as well as employee income tax) at the time that vested options are exercised.  UK national insurance is comparable to social security in the United States.

Historically, prior to the adoption of the Company’s 2009 — 2011 Long-term Incentive Plan in June 2009, the Company’s stock option notices have required the employee, at the time of exercise, to pay the employer’s portion of the national insurance contribution as well as the employee’s portion.  At its meeting on October 26, 2009, the Compensation Committee determined as a general matter that this requirement should not be included in future option notices and that the Company would waive the requirement that the employee pay the employer’s national insurance contribution in respect of outstanding options that have not yet been exercised.